Exhibit 99.1

             ResCare Announces International Acquisition

    LOUISVILLE, Ky.--(BUSINESS WIRE)--Nov. 20, 2007--ResCare, Inc. (NASDAQ: RSCR) today announced the acquisition of an 81% controlling interest in the operating subsidiaries of Maatwerk Groep, BV, a Netherlands company with 18 locations in the Netherlands, United Kingdom and Germany. Maatwerk is a private provider of government funded job reintegration services that include job training and job placement assistance. Expected annual revenues from the acquisition are $10 million.

    Ralph Gronefeld, ResCare president and chief executive officer, said, "The Maatwerk acquisition is very exciting for us. It provides ResCare an entry into the European Union. It is an excellent company that mirrors our U.S. employment training services. We know this field in the United States, and we look forward to expanding our expertise overseas. We believe Maatwerk will provide us with the platform for more international opportunities."

    ResCare, with 30+ years of experience helping people reach their highest level of independence, is one of the largest providers of home care to the elderly and those with disabilities. It also offers residential and support services to people with intellectual and developmental disabilities and provides education, vocational training and job placement for people of all ages and skill levels. Based in Louisville, Kentucky, ResCare and its 40,000 dedicated employees serve daily more than 65,000 people in 37 states, Washington, D.C. and in a growing number of international locations. For more information on ResCare, please visit the Company's website at www.rescare.com.

    From time to time, ResCare makes forward-looking statements in its public disclosures, including statements relating to expected financial results, revenues that might be expected from new or acquired programs and facilities, its development and acquisition activities, reimbursement under federal and state programs, financing plans, compliance with debt covenants and other risk factors, and various trends favoring downsizing, de-institutionalization and privatization of government programs. In ResCare's filings under the federal securities laws, including its annual, periodic and current reports, the Company identifies important factors that could cause its actual results to differ materially from those anticipated in forward-looking statements. Please refer to the discussion of those factors in the Company's filed reports. Statements related to expected financial results are as of this date only, and ResCare does not assume any responsibility to update these statements.

    CONTACT: ResCare, Inc.
             David W. Miles, 502-394-2137
             Chief Financial Officer
             or
             Derwin A. Wallace, 502-420-2567
             Director of Investor Relations